Exhibit 99.1

AITX's RAD Receives Four-Unit RIO 360 Order for Deployment with One of the World's Most Recognizable Pop Culture Brands

Order Placed Through an Authorized RAD Dealer Underscores the Strength of the Company's Dealer Channel and the Continued Adoption of RAD Solutions by High-Profile Organizations

Detroit, Michigan, July 17, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that RAD has received an order for four RIO 360™ autonomous solar powered security trailers. The order was placed through one of RAD's authorized dealers on behalf of an end user affiliated with one of the world's most recognizable pop culture brands. In keeping with the preferences of the parties involved, the Company is not disclosing the identity of the dealer, the end user, or the commercial terms of the order.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
Stage
17
Stage
17

Artist's depiction of a RAD RIO 360 deployed at a video studio lot to support autonomous monitoring, detection, and deterrence across a high-visibility entertainment environment.

RIO 360 is RAD's flagship portable security solution, a solar-powered, rapidly deployable unit that delivers full 360-degree autonomous monitoring, detection, and deterrence without the need for fixed power or network infrastructure. The units are expected to support security operations across the end user's properties, with deployment anticipated to begin in the near term following standard site preparation and commissioning.

The Company believes this order illustrates the effectiveness of its dealer channel strategy, in which trusted security integrators and dealers introduce RAD solutions to their clients and manage deployments end to end. It also reflects the continued adoption of autonomous security technology by widely recognized organizations across entertainment, media, and other high-visibility sectors.

"Deployments like this expand the visibility of autonomous security technology and reinforce that RAD solutions continue to earn the confidence of some of the most recognizable names in the world," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "This win is another example of what happens when great products are paired with strong relationships and trusted partners. We're proud of the work our dealer community does every day to bring RAD solutions to clients of every size and profile."

The Company noted that individual orders of this size are a routine part of its dealer-driven sales activity and are being announced as part of its ongoing effort to keep shareholders informed of commercial momentum across its product lines.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated execution of definitive contracts for the ordered RIO 360 units, expected recurring monthly revenue (RMR) and total contract revenue, the timing and completion of deployments, potential additional deployments and customer sites, production scaling. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive contracts for some or all of the ordered units are not executed, or are terminated or modified; delays or failures in manufacturing, international transportation, customs and import processing, customer site preparation, commissioning or acceptance; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/